THERMOGENESIS REPORTS THIRD QUARTER FISCAL 2011 RESULTS;
MAJOR PROGRESS ACHIEVED IN CHINA & INDIA

(RANCHO CORDOVA, CA), MAY 5, 2011—ThermoGenesis Corp. (NASDAQ:KOOL), a leading supplier of innovative products and services that process and store adult stem cells, reported results for the third quarter and first nine months of fiscal 2011.

For the quarter ended March 31, 2011, the Company reported revenues of $5.2 million, an increase of eight percent versus revenues of $4.8 million in the third quarter a year ago and $5.9 million in the prior quarter. Disposable revenues in the third quarter of fiscal 2011 were $3.0 million, consistent with those in the third quarter of fiscal 2010.

ThermoGenesis reported a net loss of $845,000, or $0.06 per share, in the third quarter of 2011 versus a net loss of $1.4 million, or $0.10 per share, in the same period a year ago, a reduction of 40 percent. ThermoGenesis ended the third quarter of 2011 with $13.5 million in cash and cash equivalents versus $10.2 million at the end of the second quarter of fiscal 2011 and $10.7 million at the end of fiscal 2010. The cash balance at the end of the third quarter of 2011 reflected approximately $4.0 million in net proceeds from an offering of shares and warrants completed in March 2011. Backlog at the end of the third quarter of fiscal 2011 was $900,000.

For the first nine months of fiscal 2011, ThermoGenesis reported revenues of $18.0 million compared with revenues of $15.9 million in the same period a year ago, an increase of 13 percent. Disposable revenues in the first nine months of fiscal 2011 were $10.8 million, a 13 percent increase over disposable revenues of $9.6 million in the same period a year ago. The Company reported a net loss of $1.4 million, or $0.10 per share, compared with a net loss of $5.0 million, or $0.36 per share, in the first nine months of fiscal 2010, a reduction of 72 percent.

“The softness in the U.S. and European cord blood markets affected sales of our AXP® AutoXpress™ (AXP) bag sets in the quarter, but was offset in part by solid year-over-year growth in revenues from our Res Q™60 BMC System (Res-Q) used in the preparation of cell concentrates from bone marrow aspirate at the point-of-care and sales of our BioArchive® System used to store stem cells from cord blood,” said J. Melville Engle, Chairman and Chief Executive Officer of ThermoGenesis. “The AXP disposable order forecast from our distributor GE Healthcare calls for a slight dip in orders during the fiscal fourth quarter versus the quarter just ended due to inventory rebalancing but projects quarterly increases in orders throughout fiscal 2012 due to the positive signs of a revival in purchases from end customers,” he added.

“We were pleased with our successful financial offering in the quarter, which generated net proceeds of approximately $4 million to the Company. These funds will be used primarily as growth capital to invest in both our current businesses and our product and market expansion initiatives,” Engle said.

“We have realized a number of important accomplishments in our strategy to expand the footprint of both our cord blood and bone marrow products in international markets, including receiving registration for Res-Q in India and adding new customers in China,” he continued.

Engle noted the China milestones as follows:

•	Adoption by Nanshan Memorial Medical Institute (Nanshan) of ThermoGenesis’ BioArchive and AXP Systems. Nanshan expects over time to procure capacity to process and store up to several hundred thousand stem cell units at their facilities.

•	Addition of a new cord bank customer, BoyaLife, and the recording of initial AXP bag set revenues under this relationship. BoyaLife is the first operational cord blood stem cell bank in China to commit to utilizing both the AXP and BioArchive. They are currently developing capacity for over a million stem cell units.

•	Shipment of initial AXP bag set orders under the Company’s recent agreement with Beike Biotechnology in China. Beike operates two stand-alone cord blood processing and storage facilities, as well as 18 specialized laboratories.

•	Completion of a research support agreement with Dr. Gu, Chief of Vascular Surgery (Xuan Wu Hospital) and Professor of Medicine (Capital Medical University) in Beijing, involving the use of Res-Q in a Chinese study for patients with Critical Limb Ischemia.

“We continue to build upon our first mover advantage in China. We now have three major stem cell banks in the country that have adopted our cord blood technology. Industry analysts expect the cord blood market in China to surpass that in the U.S. later this decade, and we believe we have strong channel partners in the market of any cell separation equipment provider, including our bone marrow products distribution partner, Nanshan. Moreover, our expanding presence in China is also facilitating our initiatives in other growing Asian markets, such as India.

“We are excited about the Company’s prospects,” Engle continued. “Our growth strategy anticipates the stabilization of the U.S. and European cord blood markets, expanding the reach of all our products in international markets, introducing new products, targeting new clinical indications and achieving business development opportunities.”

The Company provided updated guidance for fiscal 2011. Given the current expectations for the Company’s cord blood business, management expects revenues in the fiscal fourth quarter to be consistent with those in the quarter just ended. As a result, the Company expects gross revenues for the year to be at or slightly above the prior year revenues.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5 PM Eastern) to review the fiscal 2011 third quarter results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit

http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally):	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2011, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2011. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors”
in our annual report on Form 10-K and other reports we file with the Securities and Exchange
Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$13,545,000	$10,731,000
Accounts receivable, net	4,464,000	6,095,000
Inventories	6,164,000	5,034,000
Other current assets	115,000	301,000

Total current assets	24,288,000	22,161,000
Equipment, net	1,383,000	1,701,000
Other assets	264,000	168,000

	$25,935,000	$24,030,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,898,000	$2,383,000
Other current liabilities	2,212,000	3,191,000

Total current liabilities	4,110,000	5,574,000
Long-term liabilities	745,000	677,000
Stockholders’ equity	21,080,000	17,779,000

	$25,935,000	$24,030,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net revenues	$5,165,000	$4,764,000	$18,022,000	$15,912,000
Cost of revenues	3,145,000	3,363,000	11,051,000	10,943,000

Gross profit	2,020,000	1,401,000	6,971,000	4,969,000

Expenses:
Selling, general and administrative	2,151,000	1,722,000	6,424,000	5,975,000
Research and development	715,000	1,080,000	2,214,000	4,074,000

Total operating expenses	2,866,000	2,802,000	8,638,000	10,049,000
Interest and other income, net	1,000	36,000	268,000	58,000

Net loss	($845,000)	($1,365,000)	($1,399,000)	($5,022,000)

Basic and diluted net loss per common share	($0.06)	($0.10)	($0.10)	($0.36)

Shares used in computing per share data	14,846,366	14,023,240	14,306,095	14,023,240

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net loss	($1,399,000)	($5,022,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	362,000	361,000
Stock based compensation expense	761,000	419,000
Gain on disposal of equipment	(1,000)	—
Loss on impairment of equipment	—	26,000
Accretion of discount on short-term investments	—	(2,000)
Net change in operating assets and liabilities:
Accounts receivable, net	1,631,000	(782,000)
Inventories	(1,034,000)	(391,000)
Other current assets	186,000	454,000
Other assets	(96,000)	59,000
Accounts payable	(485,000)	509,000
Accrued payroll and related expenses	173,000	(437,000)
Deferred revenue	(540,000)	(477,000)
Other liabilities	(543,000)	248,000

Net cash used in operating activities	(985,000)	(5,035,000)

Cash flows from investing activities:
Capital expenditures	(156,000)	(469,000)
Proceeds from sale of equipment	17,000	—
Purchase of investments	—	(6,741,000)
Maturities of investments	—	10,727,000

Net cash (used in)/provided by investing activities:	(139,000)	3,517,000

Cash flows from financing activities:
Exercise of stock options	7,000	—
Issuance of common stock	3,932,000	—
Payments on capital lease obligations	(1,000)	(3,000)

Net cash provided by/(used in) financing activities	3,938,000	(3,000)

Net increase/(decrease) in cash and cash equivalents	2,814,000	(1,521,000)
Cash and cash equivalents at beginning of period	10,731,000	6,655,000

Cash and cash equivalents at end of period	$13,545,000	$5,134,000